THOMAS M. DOUGHERTY
                            RETENTION BONUS AGREEMENT

     THIS RETENTION BONUS AGREEMENT (this "Agreement") is made as of this 4th day of May, 2000, between AirGate PCS, Inc. (the "Company") and Thomas M. Dougherty ("Executive").

                                   BACKGROUND
                                   ----------

     The Compensation Committee has determined that it is in the best interests of the Company to provide the bonus described herein to Executive in recognition of his leadership in achieving the successful public offering of the Company's common stock and its strong performance since that time, and also to assure that the Company will have the continued dedication of Executive over the ensuing several months, notwithstanding the possibility or occurrence of a significant restructuring or change of control of the Company. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

     In consideration of the mutual promises set forth below, and for other good and valuable consideration, the sufficiency of which is acknowledged, the Company and Executive hereby agree as follows:

                                    AGREEMENT
                                    ---------

     1. Effective Date. This Agreement shall be effective as of the date first noted above (the "Effective Date").

     2.  Definitions.  The  following  capitalized  terms used in this Agreement
         -----------
shall  have  the  meanings  assigned  to  them  below:

     "Board"  means  the  Board  of  Directors  of  the  Company.
      -----

     "Cause"  means  (i)  the  willful  and  continued  failure  of Executive to
      -----
substantially  perform  his duties with the Company (other than any such failure
      -
resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), or (ii) the willful engaging by Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this definition of "Cause", no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of the Company at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

     "Change  of  Control"  has  the  meaning assigned such term in that certain
      -------------------
Option Agreement, dated as of July 28, 1999, by and between Executive and the Company, as the same shall be amended from time to time (the "Option Agreement").

     "Compensation  Committee"  means  the  Compensation Committee of the Board.
      -----------------------

     "Disability"  means the inability of Executive, as determined by the Board,
      ----------
to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. At the request of Executive or his personal representative, the Board's determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his personal representative, and the Company. Failing such independent certification (if so requested by Executive), Executive's termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

     3.  Retention Bonus.  Provided that Executive is employed by the Company on
         ---------------
the following payment dates (or if Executive's employment shall have been terminated prior to such date by reason of his death, Disability, or termination by the Company without Cause), the Company will pay to Executive a retention bonus in the following amounts in accordance with the following schedule:


                                                 AMOUNT OF
PAYMENT                                         RETENTION
DATE                                          BONUS PAYABLE
-------                                     -------------------------
April  15,  2000                               $900,000
January  15,  2001                             $540,000
April  15,  2001                               $180,000
July  15,  2001                                $180,000
October  15,  2001                             $180,000
January  15,  2002                             $180,000
April  15,  2002                               $180,000
July  15,  2002                                $180,000
October  15,  2002                             $180,000
January  15,  2003                             $180,000
April  15,  2003                               $180,000
July  15,  2003                                $180,000
October  15,  2003                             $180,000
January  15,  2004                             $180,000


     Notwithstanding the above schedule, in the event a Change of Control of the Company shall have occurred, one-half of the then-remaining unpaid amount of the Retention Bonus shall be paid to Executive in a lump cash payment within 30 days following the date of such Change of Control and the other half of the then-remaining unpaid amount of the Retention Bonus shall be payable in accordance with the above schedule; provided, however, that if the Option Agreement is hereafter amended to provide for 100% vesting of Executive's stock options upon a Change of Control, then this Agreement shall be deemed to be simultaneously amended, without further action, to provide that upon a Change of Control all of the then-remaining unpaid amount of the Retention Bonus shall be paid to Executive in a lump cash payment within 30 days following the date of such Change of Control. In either case, if Executive's employment is terminated without Cause prior to the occurrence of a Change of Control and if it can reasonably be shown that such termination (i) was at the direction or request or a third party that had taken steps reasonably calculated to effect the Change of Control after such termination, or (ii) otherwise occurred in connection with, or in anticipation of, the Change of Control, then Executive shall have the rights described herein as if a Change of Control had occurred on the date immediately preceding his termination of employment.

     4.  Successors,  Binding  Agreement.

     (a) The Company will cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     (b) This Agreement shall inure to the benefit of and be enforceable by the Company's successors and assigns and by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

     5. Notice. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor, or mailed by certified or registered mail, return receipt requested, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

     Notice  to  the  Company  shall  be  addressed  to:

                  AirGate  PCS,  Inc.
                  Harris  Tower
                  233  Peachtree  Street,  NE
                  Atlanta,  Georgia  30303
                  Attention:  Alan  Catherall,  Chief  Financial  Officer


     Notice to Executive shall be addressed to him at his home address as then indicated in the records of the Company.

     All such notices shall be deemed effectively given five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.

     6.  Miscellaneous.

          (a) Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board or the Compensation Committee of the Board.

     (b) Waivers. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     (c) Entire Agreement. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     (d) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          (h) Costs of Enforcement. Each party shall pay its own legal fees and expenses incurred in connection with any arbitration (or other proceeding whether or not instituted by the Company or Executive), relating to the interpretation or enforcement of any provision of this Agreement (including any action seeking to obtain or enforce any right or benefit by this Agreement).

          (i) No Restriction on Employment Rights. This contract is in relation to certain benefits and compensation only and is not to be construed as an employment contract for a definite term. Nothing in this Agreement shall confer on Executive any right to continue in the employ of the Company or shall interfere with or restrict the rights of the Company, which are expressly reserved, to discharge Executive at any time for any reason whatsoever, with or without Cause. Nothing in this Agreement shall restrict the right of Executive to terminate his employment with the Company at any time for any reason whatsoever.

   IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.


                                   AIRGATE PCS, INC.


                                   By:  /s/ John Dillon
                                       -----------------------
                                       John Dillon
                                       Chariman of the
                                       Compensation Committee



                                   EXECUTIVE

                                   /s/ Thomas M. Dougherty
                                   -------------------------
                                       Thomas M. Dougherty